Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2011 First Quarter Results

ST. LOUIS--(BUSINESS WIRE)--May 5, 2011--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2011 first quarter. First quarter 2011 total revenue declined 6.1%, excluding the impact of foreign currency. Consolidated comparable store sales declined 8.5%. The quarter’s results were adversely impacted by the shift of the Easter holiday and associated school vacations, which moved into the second quarter this year. Consolidated comparable store sales for year-to-date April, which includes the Easter shift, were minus 3.2% reflecting a significant improvement in trend. First quarter net loss of $2.3 million or $0.12 per share included $0.05 per share in consulting costs related to the Company’s evaluation of its product supply chain costs. The Company has expanded the consulting engagement into other areas and expects to incur a similar charge of $0.05 per share in its second quarter. The Company currently anticipates savings of $4.0 million to $6.0 million, or $0.13 to $0.19 per diluted share in 2011 from the project with further benefits projected in 2012 as the savings are annualized.

“The decline in our comparable stores sales and net loss in the first quarter reflects seasonal impacts. We had a strong April due to the Easter shift with consolidated comparable store sales positive 21%, led by our North American business to bring our year-to-date through April consolidated comparable store sales to minus 3.2%,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark.

“As we look ahead, we believe that we have a powerful merchandise lineup supported by enhanced marketing and are expecting positive comparable store sales in the second quarter giving us confidence that we will reach our annual goals and increase shareholder value,” Ms. Clark continued. “We are aggressively acting on the findings of our consulting project in order to maximize the expected benefits this year. During the quarter we invested $2.5 million to repurchase 375,000 shares of our stock and ended the quarter with a strong balance sheet and no debt.”

Fiscal 2011 first quarter (13 weeks ended April 2, 2011 compared to 13 weeks ended April 3, 2010):

  Total revenues were $96.0 million compared to $101.4 million in the fiscal 2010 first quarter, a 5.4% decrease. Consolidated net retail sales were $94.2 million, a decrease of $5.6 million or 5.6% compared to last year’s first quarter. Excluding the impact of foreign exchange, net retail sales decreased 6.4%.
  Net retail sales from European operations totaled $16.1 million compared to $15.8 million in the fiscal 2010 first quarter, an increase of 1.9%. Excluding the impact of foreign exchange, European operations net retail sales decreased 1.1% compared to last year’s first quarter.
  Consolidated comparable store sales declined 8.5%, which included a 9.3% decrease in North America and a 4.1% decrease in Europe.
  Consolidated e-commerce sales rose 1.5%, excluding the impact of foreign exchange.
  Net loss was $2.3 million, or $0.12 per share, compared to net income of $1.7 million, or $0.09 per diluted share in the fiscal 2010 first quarter.

During the quarter, the Company closed two stores in North America. At quarter end the Company operated 342 company-owned stores – 288 in North America and 54 in Europe, as compared to 291 in North America and 54 in Europe at the end of fiscal 2010 first quarter. Additionally, during the first quarter of fiscal 2011, the Company operated 11 pop-up locations in North America.

Balance Sheet

The Company ended the 2011 first quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of April 2, 2011, cash and cash equivalents totaled $45.1 million, over 30% of which was domiciled outside the U.S. Total inventory at quarter end was $39.5 million. Inventory per square foot declined 17%, as compared to the prior year period.

The Company expects capital expenditures of approximately $12 to $15 million in 2011, compared to capital spending of $15 million in 2010 and depreciation and amortization of approximately $26 million, compared to $27 million in 2010. The Company plans to open approximately six stores, close five to ten stores and relocate four existing locations.

During fiscal 2011 first quarter, the Company repurchased approximately 375,000 shares of its common stock at a total cost of $2.5 million. At quarter end, the Company had $21.2 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on May 19, 2011. The telephone replay is available by calling (617) 801-6888. The access code is 29832514.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® lists for the third year in a row in 2011. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $401.5 million in fiscal 2010. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; and poor global economic conditions could have a material adverse effect on our liquidity and capital resources. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 2,	% of Total	April 3,	% of Total
	2011	Revenues (1)	2010	Revenues (1)
Revenues:
Net retail sales	$94,159	98.1	$99,786	98.4
Commercial revenue	1,106	1.2	967	1.0
Franchise fees	726	0.8	683	0.7
Total revenues	95,991	100.0	101,436	100.0
Costs and expenses:
Cost of merchandise sold	58,225	61.1	59,106	58.7
Selling, general and administrative	41,265	43.0	39,533	39.0
Store preopening	47	0.0	11	0.0
Interest expense (income), net	103	0.1	(32)	(0.0)
Total costs and expenses	99,640	103.8	98,618	97.2
Income (loss) before income taxes	(3,649)	(3.8)	2,818	2.8
Income tax expense (benefit)	(1,398)	(1.5)	1,139	1.1
Net income (loss)	$(2,251)	(2.3)	$1,679	1.7

Earnings (loss) per common share:
Basic	$(0.12)		$0.09
Diluted	$(0.12)		$0.09

Shares used in computing common per share amounts:
Basic	18,090,245		18,974,540
Diluted	18,090,245		19,392,479

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	April 2,	January 1,	April 3,
	2011	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$45,124	$58,755	$53,240
Inventories	39,492	46,475	47,062
Receivables	3,503	7,923	3,653
Prepaid expenses and other current assets	19,128	18,425	17,062
Deferred tax assets	7,539	7,465	6,205
Total current assets	114,786	139,043	127,222

Property and equipment, net	83,461	88,029	95,941
Goodwill	33,561	32,407	31,865
Other intangible assets, net	1,264	1,444	3,226
Other assets, net	14,462	14,871	10,417
Total Assets	$247,534	$275,794	$268,671

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,103	$36,325	$31,298
Accrued expenses	6,363	15,488	7,052
Gift cards and customer deposits	24,291	28,880	24,499
Deferred revenue	6,761	6,679	8,837
Total current liabilities	62,518	87,372	71,686

Deferred franchise revenue	1,639	1,706	1,948
Deferred rent	27,387	28,642	33,515
Other liabilities	344	361	782

Stockholders' equity:
Common stock, par value $0.01 per share	196	196	205
Additional paid-in capital	74,409	76,582	78,820
Accumulated other comprehensive income	(7,602)	(9,959)	(10,756)
Retained earnings	88,643	90,894	92,471
Total stockholders' equity	155,646	157,713	160,740
Total Liabilities and Stockholders' Equity	$247,534	$275,794	$268,671

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	April 2,	April 3,
	2011	2010

Other financial data:
Retail gross margin ($) (1)	$36,578	$40,980
Retail gross margin (%) (1)	38.8%	41.1%
Capital expenditures, net (2)	$2,322	$3,257
Depreciation and amortization	$6,524	$6,868
Sales over the Internet	$2,875	$2,821

Store data (3):
Number of company-owned stores at end of period
North America	288	291
Europe	54	54
Total stores	342	345

Number of franchised stores at end of period	63	63

Company-owned store square footage at end of period
North America	834,346	846,373
Europe (4)	77,870	77,520
Total square footage	912,216	923,893

Comparable store sales change (%) (5)
North America	(9.3)%	1.9%
Europe	(4.1)%	3.2%
Consolidated	(8.5)%	2.1%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and pop-up, seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293